As filed with the Securities and Exchange Commission on March 23, 2005

Registration No. 333-122624

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AIXTRON AKTIENGESELLSCHAFT

Germany	Not Applicable
(State of Incorporation)	(I.R.S. Employer Identification No.)

Kackertstrasse

D-52072 Aachen, Germany

011-49-241-8909-0

(Address of Principal Executive Offices, Including Zip Code and Telephone Number)

Genus, Inc. 2000 Incentive Stock Option Plan and

Genus, Inc. 1989 Employee Stock Purchase Plan

Stock Option Agreements with the optionees named in note (6) to the

“Calculation of Registration Fee” table below

(Full Title of the Plan)

Paul K. Hyland

Chief Executive Officer

Aixtron Aktiengesellschaft

Kackertstrasse

D-52072 Aachen, Germany

011-49-241-8909-0

(Name, Address, including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Barbara Drenkelfort, Esq. Vice President and General Counsel Aixtron Aktiegesellschaft Kackertstrasse D-52072 Aachen, Germany 011-49-241-8909-0	Thomas Sauermilch, Esq. Jeffrey L. Rothschild, Esq. McDermott Will & Emery LLP 50 Rockefeller Plaza New York, New York 10021 (212) 547-5400

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, no par value	1,402,839(1)(2)	$ 4.42	$ 6,200,548	$ 730(3)

(1)	Consists of Ordinary Shares to be issued pursuant to the Plans, including Ordinary Shares that may in the future be delivered in the form of American Depositary Shares (“ADSs”) representing the right to receive Ordinary Shares, or multiples thereof, if and when such ADSs are registered pursuant to a separate Registration Statement on Form F-6. All such Ordinary Shares are issuable upon exercise of options with fixed exercise prices.
(2)	Pursuant to Rule 416 under the Securities Act of 1933, this registration statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, and based upon the average of the high and low reported prices of the ADSs of the Registrant representing the right to receive 0.51 Ordinary Shares quoted on Nasdaq on March 21, 2005.

EXPLANATORY NOTE

The Section 10(a) prospectus being delivered by AIXTRON Aktiengesellschaft (the “Company” or “Aixtron”) to participants in the Genus, Inc. 2000 Incentive Stock Option Plan and the Genus, Inc. 1989 Employee Stock Purchase Plan (collectively, the “Plans”) as required by Rule 428 under the Securities Act of 1933, as amended, has been prepared in accordance with the requirements of Form S-8 and relates to Ordinary Shares, no par value (that may be delivered in the form of the American Depositary Shares (“ADSs”) representing the right to receive Ordinary Shares) (the “Shares”) issuable under the Plans. The information of the Plans required in the Section 10(a) prospectus is included in documents being maintained and delivered by the Company as required by Rule 428 under the Securities Act of 1933. The Company shall provide to participants in the Plans a written statement advising them of the availability without charge, upon written or oral request, of documents incorporated by reference herein, as is required by Item 2 of Part I of Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.

Not required to be filed in the Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed in the Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference.

The following documents filed by the Company with the Securities and Exchange Commission is incorporated herein by reference:

(1)	Company’s Registration Statement on Form F-4/A (Registration Statement No. 333-122624);

(2)	Company’s Report on Form 6-K dated March 11, 2005; and

(3)	Company’s Report on Form 6-K dated March 15, 2005.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities registered pursuant to this registration statement have been sold or which deregister all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed documents which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4. Description of Securities.

GENERAL

STATED SHARE CAPITAL

Aixtron’s stated share capital (Grundkapital) amounts to EUR 89,799,397 divided into 89,799,397 ordinary shares without par value. All Aixtron ordinary shares are in bearer form. Shareholders do not have the right to the issue of a share certificate representing his share(s). As of March 13, 2005, there were 89,799,397 Aixtron ordinary shares issued and outstanding, all of which were fully paid. Aixtron does not own or hold any Aixtron ordinary shares.

In February 2001, the stated share capital was increased by EUR 1,125,120 from EUR 31,197,120 to EUR 32,322,240 because of the conversion of convertible bonds (Wandelschuldverschreibungen) issued in 1997. In May 2001, the stated share capital was increased by EUR 32,322,240 from EUR 32,322,240 to EUR 64,644,480 by using retained earnings of Aixtron (Kapitalerhöhung aus Gesellschaftsmitteln). In January 2002, the stated share capital was increased by EUR 108,480 from EUR 64,644,480 to EUR 64,752,960 because of the conversion of convertible bonds issued in 1997. For the fiscal year ended December 31, 2002, the stated share capital was increased by EUR 75,672 from EUR 64,752,960 to EUR 64,828,632 because of the exercise of certain stock options issued in 1999. In January 2003, the stated share capital was increased by EUR 2,880 from EUR 64,828,632 to EUR 64,831,512 because of the conversion of convertible bonds issued in 1997. The stated share capital amounted EUR 89,799,397 after the adoption of a resolution of Aixtron’s executive board (Vorstand), with consent of the supervisory board (Aufsichtsrat), to increase the stated share capital from EUR 64,831,512, by EUR 24,967,885 to a total amount of EUR 89,799,397 against contribution of all issued and outstanding shares of Genus utilizing the Authorized Share Capital I and the registration of the implementation of such capital increase in the commercial register.

Under the German Stock Corporation Act, the shareholders may authorize the executive board to issue shares with the consent of the supervisory board. The shareholders shall give this authorization for a specific amount of shares, not exceeding 50% of the issued share capital at the time the authorization is given. This authorization may not be valid for more than five years.

AUTHORIZED SHARE CAPITAL

By resolution of September 30, 2004, the general meeting (Hauptversammlung) of the shareholders authorized Aixtron’s executive board to increase, in each case, with consent of the supervisory board, Aixtron’s stated share capital at any time or from time to time on or before September 29, 2009 by up to EUR 27,000,00.00 by issuing up to 27,000,000 new shares without par value against the contribution of all issued and outstanding shares of Genus as contributions in kind (Authorized Share Capital I). In this case Aixtron’s executive board was also authorized to exclude, with the consent of the supervisory board, the preemptive rights (Bezugsrechte) of the existing shareholders to subscribe for any issue of new shares.

By resolution of September 30, 2004, the general meeting of the shareholders authorized Aixtron’s executive board to increase, in each case, with consent of the supervisory board, Aixtron’s stated share capital at any time or from time to time on or before September 29, 2009 by up to EUR 5,415,756 by issuing new shares without par value against either cash contribution or contribution in kind (Authorized Share Capital II). Under certain circumstances, Aixtron’s executive board is also authorized to exclude, in each case with the consent of the supervisory board, the preemptive rights of the existing shareholders to subscribe for any issue of new shares.

The Authorized Share Capital I and II was registered with the commercial register on January 3, 2005. Aixtron’s executive board resolved, with the consent of Aixtron’s supervisory board, to use its authorized share capital in the amount of EUR 24,967,885 to issue the ordinary shares underlying the Aixtron ADSs to be issued to Genus’ shareholders in connection with the merger.

CONDITIONAL SHARE CAPITAL

The conditional share capital that may be used to the extent that holders of Aixtron’s convertible bonds may be issued in accordance with the resolution of the general meeting of October 24, 1997 exercise their conversion rights currently amounts to EUR 44,160.00.

The conditional share capital that may be used to the extent that option rights under Aixtron’s general stock option plans adopted by resolution of the general meeting of Aixtron shareholders of May 26, 1999 may be issued and exercised currently amounts to EUR 2,924,328.00.

The conditional share capital that may be used to the extent that option rights under Aixtron’s general stock option plans adopted by resolution of the general meeting of Aixtron shareholders of May 22, 2002 may be issued and exercised currently amounts to EUR 3,511,495.00.

The conditional share capital that may be used to the extent that holders of Aixtron’s convertible bonds or warrants (Wandel- oder Optionsschuldverschreibungen) may be issued in accordance with the resolution of the general meeting of May 22, 2002 exercise their conversion and option rights or fulfill their obligations to convert convertible bonds currently amounts to EUR 25,931,452.00.

DIVIDEND AND LIQUIDATION RIGHTS

The ordinary shares underlying the Aixtron ADSs are fully entitled to any dividends as and when declared by Aixtron. Upon proposal by Aixtron’s executive board and supervisory board, the annual general meeting of shareholders approves the allocation of Aixtron’s net profits (Bilanzgewinn), which Aixtron determines on the basis of its unconsolidated annual financial statements prepared in accordance with the accounting principles generally accepted in Germany. The executive board and the supervisory board are authorized to allocate, in their discretion, up to half of Aixtron’s net profit in any fiscal year to other retained earnings (andere Gewinnrücklagen). Shareholders participate in dividends in proportion to the number of shares held by each shareholder.

In accordance with the German Stock Corporation Law, upon Aixtron’s liquidation, shareholders will receive, in proportion to their shareholdings, any liquidation proceeds remaining after payment of all of Aixtron’s liabilities.

FUTURE SHARE CAPITAL; PREEMPTIVE RIGHTS

Aixtron’s stated share capital may be increased against either contributions of cash or contributions-in-kind by a resolution of Aixtron’s general meeting of shareholders with a 75% majority of the share capital represented at the meeting at which the resolution is adopted, or under Aixtron’s articles of association by a resolution of the executive board with the consent of the supervisory board by using Aixtron’s authorized share capital.

In accordance with the German Stock Corporation Law, an existing shareholder in a stock corporation has a preemptive right to subscribe for any issue of new shares, debt instruments convertible into shares (Wandelschuldverschreibungen) and participating debt instruments (Genussrechte) in proportion to the number of shares held by that shareholder in the existing stated share capital of the company. The general meeting may exclude this preemptive right by a majority of at least 75% of the share capital represented at the meeting at which the resolution authorizing the capital increase is adopted. In addition to these formal procedural requirements, the exclusion requires a substantive justification. The executive board is required to submit a written report concerning this justification to the general meeting. The goal pursued by the corporation through the issuance of the new security must outweigh the elimination of this preemptive right and that the goal could not be reasonably achieved without it.

The preemptive rights are freely assignable and may be traded on German stock exchanges for a specified time within the subscription period. The preemptive rights lapse if they are not exercised.

VOTING RIGHTS AND GENERAL MEETINGS

A general meeting of the shareholders of Aixtron may be called by the executive board, the supervisory board or upon request of shareholders whose aggregate holding is not less than 5% of the stated share capital. The annual general meeting must take place within the first eight months of the fiscal year. The executive board calls this meeting upon the receipt of the supervisory board’s report on the annual financial statements.

Under German law and Aixtron’s articles of association, Aixtron must publish notices of shareholders meetings in the German electronic federal gazette (elektronischer Bundesanzeiger) at least one month before the last day on which the shareholders must deposit their shares for the meeting.

Under Aixtron’s articles of association, those shareholders who have deposited their shares during regular business hours before any general meeting with Aixtron and left on deposit until the end of that general meeting, a public notary, a securities depository bank (Wertpapiersammelbank) or any other place of deposit specified in the notice of the meeting, may participate in and vote in that general meeting. Shares are also deemed to have been deposited if, with the consent of an approved depository, they are deposited with a bank in a blocked security deposit (Sperrdepot) until the end of the general meeting. The shares must be deposited at least five business days prior to the general meeting. If no share certificates have been issued, the notice for the general meeting will specify the requirements for the participation and voting rights of the shareholders.

Each ordinary share carries one vote at general meetings of the shareholders. According to Aixtron’s articles of association, resolutions are generally passed with a simple majority of the votes cast. Resolutions that require a majority of the share capital represented at the time of the adoption of the resolution are passed with a simple majority of the share capital represented at the meeting of shareholders at which the resolution is considered, unless otherwise required by law. Under the German Stock Corporation Law, a number of significant resolutions must be passed by a majority of the votes cast and at least 75% of the share capital represented in connection with the vote taken on that resolution. The approval threshold required for some of these resolutions may be lowered by the articles of association.

The following resolutions require the approval of a majority of at least 75% of the share capital represented at the meeting:

•	capital increase;

•	exclusion of preemptive rights in a capital increase;

•	capital decreases (Kapitalherabsetzung);

•	creation of authorized share capital or conditional share capital;

•	amendment to the business purpose stated in Aixtron’s articles of association;

•	dissolution (Auflösung);

•	merger (Verschmelzung) or a consolidation with another stock corporation (Eingliederung) or another corporate transformation (Maßnahmen nach dem Umwandlungsgesetz);

•	transfer of all or substantially all of Aixtron’s assets; or

•	conclusion of any direct control, profit and loss pooling or similar intercompany agreements (Abschluß von Unternehmensvertragen).

However, Aixtron’s articles of association provide that a simple majority vote is required to the extent permitted by German Stock Corporation Law, which permits a lower vote for an increase in share capital where only voting shares are issued and preemptive rights are not excluded.

Although Aixtron must notify shareholders of any ordinary or extraordinary shareholders’ meeting as described above, neither the German Stock Corporation Law nor Aixtron’s articles of association fixes a minimum quorum requirement. This means that holders of a minority of Aixtron’s shares could control the outcome of resolutions not requiring a specified majority of Aixtron’s stated share capital.

NOTICE REQUIREMENTS

In accordance with the German Stock Corporation Law, each enterprise owning Aixtron ordinary shares must notify Aixtron promptly if the aggregate number of ordinary shares it holds exceeds or falls below 25% of Aixtron’s share capital or if it acquires or disposes of the majority of Aixtron’s voting rights. For any period in which a notice is not given, the enterprise is prevented from exercising its rights as an Aixtron shareholder, including voting rights and dividend rights.

The German Securities Trading Act (Wertpapierhandelsgesetz) provides for extensive notification requirements. It requires each person whose voting rights reach, exceed or, after exceeding, fall below the 5%, 10%, 25%, 50% or 75% voting rights thresholds in a company to notify the company and the Federal Supervisory Agency (Bundesanstalt für Finanzdienstleistungsaufsicht) in writing within seven calendar days after they have reached, exceeded or fallen below that threshold. For any period in which a notice is not given, the shareholder is prevented from exercising its rights as an Aixtron shareholder, including voting rights and dividend rights.

Aixtron publishes official notices exclusively in the German electronic federal gazette (elektronischer Bundesanzeiger). In addition, Aixtron publishes notices regarding its shares in at least one national newspaper designated for notices by the Deutsche Börse.

Dresdner Bank AG and Commerzbank AG are the German Paying and Depository Agents (Zahl- und Hinterlegungsstelle) for the Aixtron ordinary shares. There are no limitations on rights to own Aixtron ordinary shares.

REPURCHASE OF AIXTRON’S OWN SHARES

Aixtron may not acquire its own shares unless authorized by the general meeting of the shareholders or in other very limited circumstances set out in the German Stock Corporation Act. Shareholders may not grant a share repurchase authorization lasting more than 18 months. The rules in the German Stock Corporation Act generally limit repurchases to 10% of Aixtron’s share capital and resales must be made either on the stock exchange, in a manner that treats all shareholders equally or in accordance with the rules that apply to preemptive rights relating to capital increase.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Neither the Articles of Association of the Company nor German law provides for indemnification of controlling persons, directors or officers of the Company.

The Company maintains liability insurance for members of its management board and supervisory board, including insurance against liabilities under the Securities Act of 1933.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

3.1	Articles of Association (Satzung) of the Registrant (English translation) (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form F-4/A (Registration Statement No. 333-122624)).

*5.1	Opinion of McDermott Will & Emery LLP as to the legality of the ordinary shares being registered.

10.1	Genus, Inc. 2000 Incentive Stock Option Plan, as Amended, of the Registrant (incorporated by reference to Exhibit 10.5 to the Annual Report of Genus, Inc. on Form 10-K for the year ended December 31, 2000.

10.2	Genus, Inc. 1989 Employee Stock Purchase Plan of the Registrant (incorporated by reference to Exhibit 10.12 to the Annual Report of Genus, Inc. on Form 10-K for the year ended December 31, 1990.

*23.1	Consent of McDermott Will & Emery LLP (included in Exhibit 5.1).

*23.2	Consent of Deloitte & Touche GmbH Wirtschaftsprüfungsgesellschaft.

*23.3	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney (included in the Signature Pages to this Registration Statement).

*	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on March 21, 2005.

AIXTRON AKTIENGESELLSCHAFT

By:	/s/ Paul K. Hyland
Paul K. Hyland President and Chief Executive Officer and Member of the Executive Board

By:	/s/ Christopher C. Dodson
Christopher C. Dodson Chief Financial Officer and Member of the Executive Board

The undersigned directors and officers hereby constitute and appoint Barbara S. Drenkelfort with full power to act and with full power of substitution and resubstitution, our true and lawful attorney-in-fact with full power to execute in our name in the capacities indicated any and all amendments (including post-effective amendments) to this Registration Statement and to sign any and all additional registration statements relating to the same offering of securities as this Form S-8 that are filed pursuant to the requirements of the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm that such attorney-in fact or her substitute shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Form S-8 Registration Statement has been signed by the following persons in the capacities indicated as of March 21, 2005.

Signature	Titles
/S/ Paul K. Hyland	President, Chief Executive Officer and Member of the Executive Board (Principal Executive Officer)
Paul K. Hyland

/S/ Christopher C. Dodson	Chief Financial Officer and Member of the Executive Board (Principal Financial Officer)
Christopher C. Dodson

/S/ Timothy McEntee	Member of the Executive Board
Timothy McEntee

/S/ Stephen D. Perry	Member of the Executive Board
Stephen D. Perry

/S/ Dr. Bernd Schulte	Member of the Executive Board
Dr. Bernd Schulte

AIXTRON, INC.

/S/ Barbara S. Drenkelfort	Authorized Representative in the United States
Barbara S. Drenkelfort

EXHIBIT INDEX

Exhibit No.	Description
3.1	Articles of Association (Satzung) of the Registrant (English translation) (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form F-4/A (Registration Statement No. 333-122624)).

*5.1	Opinion of McDermott Will & Emery LLP as to the legality of the ordinary shares being registered.

10.1	Genus, Inc. 2000 Incentive Stock Option Plan, as Amended, of the Registrant (incorporated by reference to Exhibit 10.5 to the Annual Report of Genus, Inc. on Form 10-K for the year ended December 31, 2000.

10.2	Genus, Inc. 1989 Employee Stock Purchase Plan of the Registrant (incorporated by reference to Exhibit 10.12 to the Annual Report of Genus, Inc. on Form 10-K for the year ended December 31, 1990.

23.1	Consent of McDermott Will & Emery LLP (included in Exhibit 5.1).

*23.2	Consent of Deloitte & Touche GmbH Wirtschaftsprüfungsgesellschaft.

*23.3	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney (included in the Signature Pages to this Registration Statement).

*	Filed herewith